Exhibit 99.1

Pure Storage to Acquire Portworx, Creating the Industry's Most Complete Kubernetes Data Services Platform for Cloud Native Applications

To accelerate customers’ hybrid and multi-cloud strategies, Pure to provide Kubernetes data services that run on any cloud, any storage, and any infrastructure, simplifying every stage of the cloud native journey

MOUNTAIN VIEW, Calif. – September 16, 2020 — Pure Storage (NYSE: PSTG), the IT pioneer that delivers storage as-a-service in a multi-cloud world, today announced it has entered into a definitive agreement to acquire Portworx, the leading Kubernetes data services platform enterprises trust to run mission-critical applications in containers in production, for approximately $370 million in cash. This deal represents Pure’s largest acquisition to date and the company's deeper expansion into the fast-growing market for multi-cloud data services to support Kubernetes and containers.

“As forward-thinking enterprises adopt cloud native strategies to advance their business, we are thrilled to have the Portworx team and their groundbreaking technology joining us at Pure to expand our success in delivering multi-cloud data services for Kubernetes," said Charles Giancarlo, Chairman and CEO, Pure Storage. “This acquisition marks a significant milestone in expanding our Modern Data Experience to cover traditional and cloud native applications alike.”

Portworx is the Kubernetes Data Services Platform most used by Global 2000 companies to provide persistent storage, high availability, data protection, data security, and cloud mobility for containers deployed in hybrid cloud architectures. By combining Portworx container data services with Pure’s industry-leading data platforms and Pure Service Orchestrator software, Pure will provide a comprehensive suite of data services that can be deployed in-cloud, on bare metal, or on enterprise arrays, all natively orchestrated in Kubernetes. With Portworx, Pure delivers the industry’s most complete platform for every stage of the cloud native journey.

Digital leaders are increasingly turning to the cloud native stack to process data into value and insight. Today, 95% of new applications are developed in containers according to 451 Research. By 2025, Gartner predicts that 85% of global businesses will be running containers in production, up from 35% in 2019. Yet, as cloud native scales, traditional and cloud-based storage can struggle to keep-up with the fluid nature of microservice applications deployed in containers, making data resiliency, mobility, security, backup, and recovery a challenge, especially in multi-cloud deployments. Cloud native applications deserve a storage services platform purpose-built to address these challenges. Together, Portworx and Pure deliver this, today.

“I’m tremendously proud of what we’ve built at Portworx: an unparalleled data services platform for customers running mission-critical applications in hybrid and multi-cloud environments. The traction and growth we see in our business daily shows that containers and Kubernetes are fundamental to the next-generation application architecture and thus competitiveness,” said Murli Thirumale, CEO, Portworx. “We are excited for the accelerated growth and customer impact we will be able to achieve as a part of Pure.”

Portworx is the industry’s leading Kubernetes Data Services Platform used by enterprises including Carrefour, Comcast, GE Digital, Kroger, Lufthansa, and T-Mobile and was named the Leader in the 2020 GigaOm Radar for Data Storage for Kubernetes report.

Exhibit 99.1
“As a leader in multi-cloud and on-premise log management solutions, data is at the heart of our business,” said Tucker Callaway, CEO, LogDNA. “We work with Portworx because they provide the market-leading Kubernetes data services platform that allows us to offer the same fast, reliable, protected, and secure logging solutions to our customers, no matter where they decide to run their applications. We can see the power of this combination and look forward to many more years of sustained data-driven innovation from Pure Storage and Portworx.”

"Esri's ArcGIS software delivers location intelligence for some of the world's most pressing problems including Covid-19 tracking, fire mapping and disaster management," said Brian Cross, Director of Professional Services, Esri. "We are proud to have worked with Portworx to implement cutting-edge cloud native storage technologies allowing our customers to solve these types of geospatial problems at massive scales. Portworx is a key partner for Esri as we develop and release our next generation of Kubernetes-based real-time capabilities, and we look forward to continuing our work together as it evolves with Pure Storage."

“In 2019 we evaluated Kubernetes storage platforms for one of our services and after thorough research we decided on Portworx,” said Sven Sonnendorfer, Community Manager, Audi Business Innovation, a 100% subsidiary of Audi AG who provide cloud services to VW Group members. “The improved performance compared to the standard Kubernetes storage provider, the included features, reliable operations and upgrades and the great support demonstrate that this was the right decision. Portworx saves us time and money by providing more reliable tooling to our customers.”

For more resources, visit:
•Pure Storage CEO Blog
•Pure Storage Welcomes Portworx Blog
•Portworx Blog
•FAQ

Forward-Looking Statements
This release contains forward-looking statements including, among other things, statements regarding the expected performance, features and benefits of the product offerings of Pure and Portworx, as well as the expected benefits of the combination of these companies. The words "believe," "may," "will," "plan," "expect," and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks, uncertainties, and assumptions. If the risks materialize or assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. Risks include, but are not limited to, risks described in our filings with the Securities and Exchange Commission (SEC), including future reports that we may file with the SEC from time to time, which could cause actual results to vary from expectations. Pure assumes no obligation to, and does not currently intend to, update any such forward-looking statements after the date of this release.

Any unreleased products, features, or functions referenced in this release, our website or other press releases or public statements that are not currently available are subject to change at Pure's discretion and may not be delivered as planned or at all. Customers who purchase Pure's product offerings should make their purchase decisions based upon products, features and functions that are currently available.

About Pure Storage
Pure Storage (NYSE: PSTG) gives technologists their time back. Pure delivers a modern data experience that empowers organizations to run their operations as a true, automated, storage

Exhibit 99.1
as-a-service model seamlessly across multiple clouds. One of the fastest-growing enterprise IT companies in history, Pure helps customers put data to use while reducing the complexity and expense of managing the infrastructure behind it. And with a certified customer satisfaction score in the top one percent of B2B companies, Pure's ever-expanding list of customers are among the happiest in the world.

Pure Storage, the "P" Logo, Evergreen, FlashArray, FlashBlade, and Pure1 are trademarks or registered trademarks of Pure Storage, Inc. All other trademarks or names referenced in this document are the property of their respective owners.

Analyst Recognition:
Pure Storage has been named a Leader in the 2019 Gartner Magic Quadrant for Primary Storage.

Press Contact:

Kaylin Deutscher
pr@purestorage.com